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                           THE HIBERNIA SAVINGS BANK
                 1995 PREMIUM INCENTIVE STOCK OPTION PLAN

                        INCENTIVE STOCK OPTION AGREEMENT

Date:

     FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, THE HIBERNIA SAVINGS BANK, a Massachusetts corporation with its principal place of business at 731 Hancock Street, Quincy, Massachusetts 02170 (the"Bank"), hereby grants to:

(the "Optionee"), an Incentive Stock Option ("ISO"), within the meaning of the provisions of Sections 421 and 422 (formerly 422A) of the Internal
Revenue Code of 1986, as amended, (the "Code") to purchase _____ shares of the Bank's Common stock, $1.00 par value, ("Common Stock") upon the following terms and conditions:

     1. (a) This ISO is granted pursuant to the Bank's 1995 Premium Incentive Stock Option Plan (the "Plan") and is subject to the terms and conditions of the Plan, a copy of which is annexed hereto as Exhibit "A" and hereby incorporated herein by reference.

         (b) This ISO is intended to qualify as an "incentive stock option" as the same is defined in Section 422 of the Code and this Agreement shall be interpreted consistently with such intent.

         (c) For the purposes of determining if an Optionee possesses, as of the date hereof, more than ten (10%) of the total combined voting power of all classes of stock of the Bank, an Optionee shall be deemed to possess the stock owned directly or indirectly by or for his brothers and sisters (whether by whole or half blood), spouse, ancestors and lineal descendants, and her or his proportionate share as either a shareholder, partner or beneficiary of the stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust.

         (d) This option may be exercised only when the market price of the Bank's common stock is at or above

     2. This ISO shall not be transferable by the Optionee other than by will or by the laws of descent and distribution and shall be exercisable by the Optionee, during her or his lifetime, only by her or him.

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     3.  (a)  The price at which said shares of Common Stock may be purchased pursuant to this ISO shall be (the "Purchase Price"), subject to adjustment as provided in PARAGRAPH 3(b) hereof, said Purchase Price being not less than one hundred (100%) percent of the fair market value of such stock on the date hereof, or not less than one hundred ten (110%) percent of the fair market value of such stock on the date hereof if the Optionee possesses, as of the date hereof, more than ten (10%) percent of the total combined voting power of all classes of stock of the Bank, or its parent or its subsidiary corporations. Fair market value shall be determined in good faith by the Board of Directors of the Bank (the "Board of Directors").

         (b) If at any time after the date hereof but prior to an exercise of this ISO there shall occur (i) any subdivision or combination of the Bank's outstanding Common Stock, by reclassification or otherwise; (ii) the payment of any Common Stock dividend, or (iii) any other capital adjustment effected without receipt of consideration from another entity that in the discretion of the Board of Directors may require adjustment; then at the time of such occurrence, the number of shares subject to this option and the price per share set forth in PARAGRAPH 3(a) hereof shall be proportionately adjusted. Any fractional shares resulting from the computation of such adjustment shall be eliminated from this ISO.

         (c) The Purchase Price shall by payable in cash or by check acceptable to the Bank. The Bank may not directly or indirectly make any loan to the Optionee for the purpose of assisting her or him to acquire any shares issuable upon the exercise of any ISO granted to her or him under the Plan.

     4. (a) This ISO must be exercised, if at all, before the expiration of ten (10) years from the date hereof, provided that, in the event that the Optionee possesses,as of the date hereof, more than ten (10%) percent of the total combined voting power of all classes of stock of the Bank, this ISO must be exercised before the expiration of five (5) years from the date hereof.

         (b) Subject to the provisions hereinafter set forth, this ISO may not be exercised by the Optionee prior to 12 months from the date of this Agreement.

         (c) This ISO may not be exercised as to any shares whatsoever (except as provided in PARAGRAPHS 4(d) AND 4(e)

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herein) unless at all times during the period beginning on the date hereof and ending on the day three (3) months before the date of exercise, the Optionee was an employee of the Bank, its parent, or its subsidiary corporation, or of a corporation (or its parent or subsidiary) issuing or assuming a stock option in a transaction to which Section 424(a) (formerly 425(a)) of the Code applies; except that, in the case of an Optionee who is disabled within the meaning of Section 105(d)(4) of the Code, the three (3) month period referred to above shall be one (1) year.

         (d) If employment of the Optionee is terminated by the Bank for cause, this ISO shall terminate immediately. If the Optionee's employment ceases by reason of her or his voluntary resignation and acceptance thereof by the board of Directors of under circumstances in which the Board of Directors deems immediate termination of this ISO to be inequitable, the Optionee may exercise this ISO to the extent that she or he was entitled to exercise it on the date of such cessation of employment, during the three (3) months immediately succeeding such cessation of employment, provided such exercise is in no event made later than ten (10) years from the date hereof, or five (5) years from the date hereof in the case of an Optionee who possesses, as of the date hereof, more than ten (10%) percent of the total combined voting power of all classes of stock of the Bank, its parent, or its subsidiary corporations, if any. Whether an authorized leave of absence or absence on military or government service constitutes a termination of employment for the purposes of this ISO shall be determined by the Board of Directors. Nothing in this ISO shall confer upon the Optionee any right with respect to continuation of employment by the Bank or interfere in any way with the Bank's right to terminate the Optionee's employment.

         (e) In the event that the Optionee dies while this ISO would otherwise be exercisable by her or him, this ISO may be exercised for a period of twelve (12) months from the date of death by the person or persons designated in the Optionee's Will for that purpose or, if no such person is designated or the Optionee dies intestate, by her or his personal representative or representatives. Notwithstanding the foregoing, this ISO may in no event by exercised later than ten (10) years (five (5) years if the Optionee possesses, as of the date hereof, more than ten (10%) percent of the total combined voting power of all classes of stock of the Bank, its parent or subsidiary corporations) from the date hereof and may, at the time of its exercise, only be exercised to the extent that the Optionee was entitled to exercise it on the date of her or his death.

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         (f)  This ISO shall be exercisable by, and only by, serving written notice of the exercise upon the Bank, marked attention "Chief Executive Officer," at its office at 731 Hancock Street, Quincy, Massachusetts 02170, accompanied by payment in full of the Purchase Price in accordance with PARAGRAPH 3 hereof. This ISO may not be exercised for a fraction of a share.

         (g) The Optionee shall have none of the rights of a stockholder with respect to any shares subject to this ISO until such shares have been issued by the Bank.

     5. Subject to any required action by the stockholders of the Bank, if the Bank is a party to any merger or consolidation, any unexercised portion of this ISO shall, in lieu of the number of shares of Common Stock covered by such unexercised portion, pertain and apply to the number and class or classes of securities to which the Optionee would have been entitled under the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Optionee has been the holder of record of the number of shares of Common Stock covered by such unexercised portion. If the Bank dissolves or liquidates this ISO shall terminate.

     6. (a) The benefits provided for in Section 421(a) of the Code shall apply with respect to the transfer by the Bank of any share of Common Stock to the Optionee pursuant to the exercise or partial exercise of this ISO only if no disposition of such share is made by the Optionee (i) within two (2) years from the date hereof an (ii) within one (1) year after the transfer by the Bank of such share to the Optionee. If a holder of any share of stock acquired pursuant to the exercise or partial exercise of this ISO disposes of said share before the expiration of these periods, she or he shall notify the Bank of such disposition and the amount realized on such disposition.

         (b) An ISO will not result in any taxable income to the Optionee when it is granted or when it is timely exercised pursuant to PARAGRAPH 6(a). If the stock acquired pursuant to this ISO is not disposed of either (i) within two (2) years from the date hereof or (ii) within one (1) year of the transfer of the stock to the Optionee, any gain on the sale of such stock will be taxed at long-term capital gains rates. If, however, stock acquired pursuant to this ISO is sold, exchanged, or otherwise disposed of before the end of either of these holding periods, the Optionee will realize income at the time of disposition in an amount not exceeding the lesser of (i) the excess of the fair market value of the stock at the

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time of exercise over the Purchase Price or (ii) the excess of the amount realized on the disposition of the stock over the Purchase Price.

     7. This Agreement may be amended, altered or modified, only by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

     8. Any notice, consent or demand required or committed to be given under the provisions of this Agreement shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of notice, consent or demand.

     9. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, The Hibernia Savings Bank has caused this instrument to be signed by its duly authorized officer and its corporate seal to be hereto affixed.

                                               THE HIBERNIA SAVINGS BANK

                                               By:_______________________
                                               TITLE:____________________

ACCEPTED:_____________________


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